UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 12, 2007

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES

(Exact Name of Registrant as Specified in Charter)

California	0-10831	94-2744492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Beattie Place Post Office Box 1089 Greenville, South Carolina	29602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (864) 239-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

ConCap Equities, Inc. (the “General Partner”) of Consolidated Capital Institutional Properties (the “Registrant”) is actively considering a plan to redevelop Plantation Gardens Apartments.  The proposed redevelopment would include improvements to the exterior and common areas of the property, as well as to the interiors of all 372 apartment units.  The proposed exterior and common area improvements are expected to include some or all of the following: paving, concrete upgrades, a new monument, a gated entry, new fences and walls, landscaping, construction of a new town center with a pool, new garages, renovation of the clubhouse/office building, renovation of the laundry facilities, conversion of laundry rooms to storage rooms, and new paint, front doors and signage.  The proposed interior improvements are expected to include some or all of the following: kitchen and bathroom upgrades, new washer/dryer units, new paint, carpet replacements in the bedrooms and closets, and installation of new light fixtures and hot water heaters.  The total projected cost is expected to be approximately $24.5 million.  While the General Partner is actively considering the plan to redevelop Plantation Gardens Apartments, it has not formally decided to proceed with the redevelopment.  If the redevelopment proceeds, it is expected to start in September 2007, and take approximately 17 months to complete.  While construction is ongoing, it is expected that operations at the property will be disrupted, and income from the property would decrease significantly.  It is estimated that the Registrant will lose approximately $2.6 million in rent during the construction.  However, upon completion of the redevelopment, the General Partner expects that property net operating income will increase by approximately $1.6 million on an annual basis, once operations stabilize after the redevelopment based on actual operations for the last 12 months as of May 31, 2007.

If the redevelopment proceeds, additional approvals may be required before construction begins, including, without limitation, approvals from local government authorities, and approval from limited partners in the Registrant to make certain amendments to the Registrant's agreement of limited partnership to permit the redevelopment.  No assurances can be made regarding whether the necessary approvals will be obtained or the timing of such approvals, whether or to what extent the Registrant will move forward with the proposed redevelopment if such approvals are obtained, the timing of the redevelopment, the cost of the redevelopment, or whether there will be any resulting change in the future value of the property.  Construction projects such as the proposed redevelopment entail significant risks, including, but not limited to: shortages of materials or skilled labor; unforeseen engineering, environmental and/or geological problems; work stoppages; weather interference; unanticipated cost increases; and unavailability of construction equipment.  Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the redevelopment or necessitate design changes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES

By:

ConCap Equities, Inc.

General Partner

Date:  June 13, 2007

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President